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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                             (Amendment No.   )*



                                SM&A CORPORATION
-----------------------------------------------------------------------------
                               (Name of Issuer)


                           COMMON STOCK, NO PAR VALUE
-----------------------------------------------------------------------------
                         (Title of Class of Securities)


                                  860162 10 6
-----------------------------------------------------------------------------
                               (CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [ ]  Rule 13d-1(c)

     [x]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 8 pages

CUSIP No. 860162 10 6                      13G                 Page 2 of 8 Pages



--------------------------------------------------------------------------------
 1 NAME OF REPORTING PERSON/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Steven Myers and Paula Mathis Revocable Trust dated June 24, 1992
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (See Instructions)                                     (a) /  /
                                                             (b) /  /

--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF                  0

           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY
                                     7,793,693
          OWNED BY
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING                  0

           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH
                                     7,793,693

-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      7,793,693

--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (See Instructions)

      Not Applicable
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      47.1%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)

      00

--------------------------------------------------------------------------------

CUSIP No. 860162 10 6                     13G                 Page 2a of 8 Pages



--------------------------------------------------------------------------------
 1 NAME OF REPORTING PERSON/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Steven S. Myers
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (See Instructions)                                     (a) /  /
                                                             (b) /  /

--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF                  0

           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY
                                     7,793,693
          OWNED BY
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING                  0

           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH
                                     7,793,693

-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      7,793,693

--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (See Instructions)

      Not Applicable
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      47.1%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)

      IN

--------------------------------------------------------------------------------

CUSIP No. 860162 10 6                      13G                Page 2b of 8 Pages



--------------------------------------------------------------------------------
 1 NAME OF REPORTING PERSON/I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Paula K. Myers
--------------------------------------------------------------------------------
 2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (See Instructions)                                     (a) /  /
                                                             (b) /  /

--------------------------------------------------------------------------------
 3    SEC USE ONLY


--------------------------------------------------------------------------------
 4    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
                               5     SOLE VOTING POWER

          NUMBER OF                  0

           SHARES              -------------------------------------------------
                               6     SHARED VOTING POWER
        BENEFICIALLY
                                     7,793,693
          OWNED BY
                               ------------------------------------------------
            EACH               7     SOLE DISPOSITIVE POWER

          REPORTING                  0

           PERSON              ------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
            WITH
                                     7,793,693

-------------------------------------------------------------------------------
 9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      7,793,693

--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES [ ] (See Instructions)

      Not Applicable
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

      47.1%

--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON (See Instructions)

      IN

--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 10549


                       ---------------------------------


                       SCHEDULE 13G UNDER THE SECURITIES

                              EXCHANGE ACT OF 1934


                       ---------------------------------




Item 1.    (a).    Name of Issuer

                   SM&A Corporation

           (b).    Address of Issuer's Principal Executive Offices

                   4695 MacArthur Court, Eighth Floor
                   Newport Beach, CA 92660



Item 2.    (a).    Name of Person Filing

                   This Schedule 13G is being jointly filed by each of the following persons pursuant to Rule 13d-1(k) promulgated by the Securities and Exchange Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Act"); (i) Steven Myers and Paula Mathis Revocable Trust Dated June 24, 1992 (the "Trust"); (ii) Steven S. Myers, an individual; and (iii) Paula K. Myers, an individual, by virtue of their beneficial ownership of 7,793,693 shares of common stock of SM&A Corporation. The Trust, Steven S. Myers and Paula K. Myers are hereinafter collectively referred to as the "Reporting Persons." The Reporting Persons have entered into an Agreement Regarding the Joint Filing of Schedule 13G, dated February 8, 1999, a copy of which is filed with this Schedule 13G as Exhibit A, pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

                      The Reporting Persons may be deemed to constitute a "group" for purposes of Section 13(d)(3) of the Act. The Reporting Persons expressly disclaim that they have agreed to act as a group other than as described in this Schedule 13G.



           (b).    Address of Principal Business Office or if none, Residence

                   4695 MacArthur Court, Eighth Floor
                   Newport Beach, CA 92660






                              Page 3 of 8 Pages

Item 2.    (c).    Citizenship:

                   The Trust is a trust established under the laws of the State of California and Steven S. Myers and Paula K. Myers are citizens of the United States.


           (d).    Title of Class of Securities:

                   Common Stock, no par value


           (e).    CUSIP Number:

                   860162 10 6


Item 3. This statement is filed pursuant to Sections 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

                   Not Applicable.


Item 4.            Ownership.

                   Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

           (a).    Amount Beneficially Owned

                   7,793,693

           (b).    Percent of Class:

                   47.1%

           (c).    Number of Shares as to which such person has:

                   (i)      sole power to vote or to direct the vote
                            0

                   (ii)     shared power to vote or to direct the vote
                            7,793,693

                   (iii)    sole power to dispose or to direct the
                            disposition of
                            0

                   (iv)     shared power to dispose or to direct the
                            disposition of
                            7,793,693




                              Page 4 of 8 Pages

Item 5.            Ownership of Five Percent or Less of a Class:

                   Not Applicable.



Item 6.            Ownership of More Than Five Percent on Behalf of Another
                   Person:

                   Not Applicable.


Item 7. Identification and Classification of Subsidiaries which Acquired the Security Being Reported on by the Parent Holding Company:

                   Not Applicable.



Item 8.            Identification and Classification of Members of the Group:

                   Not Applicable.





                              Page 5 of 8 Pages

Item 9.            Notice of Dissolution of Group:

                   Not Applicable.


Item 10.           Certification:

                   Not Applicable.



                               Page 6 of 8 Pages

                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 8, 1999                 STEVEN MYERS AND PAULA MATHIS
                                        REVOCABLE TRUST DATED JUNE 24, 1992


                                        By: /s/ Steven S. Myers
                                            --------------------------------
                                            Steven S. Myers, Trustee


                                        By: /s/ Paula K. Myers
                                            --------------------------------
                                            Paula K. Myers, Trustee



Dated: February 8, 1999                 /s/ Steven S. Myers
                                        ------------------------------------
                                        STEVEN S. MYERS, personally


Dated: February 8, 1999                 /s/ Paula K. Myers
                                        ------------------------------------
                                        PAULA K. MYERS, personally

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

                                    EXHIBITS

A.   Agreement Regarding the Joint Filing of Schedule 13G dated February 8,
     1999.





                               Page 7 of 8 Pages

                                   EXHIBIT A

              AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G

The undersigned hereby agree as follows:

     (i) Each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and

     (ii) Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Dated: February 8, 1999                 /s/ Steven S. Myers
                                        ------------------------------------
                                            STEVEN S. MYERS


                                        /s/ Paula K. Myers
                                        ------------------------------------
                                            PAULA K. MYERS



                                        THE STEVEN MYERS AND PAULA MATHIS
                                        REVOCABLE TRUST DATED JUNE 24, 1992


                                        By /s/ Steven S. Myers
                                           ---------------------------------
                                           Steven S. Myers, Trustee


                                        By /s/ Paula K. Myers
                                        ------------------------------------
                                           Paula K. Myers, Trustee





                               Page 8 of 8 Pages